Exhibit 21.1

List of Subsidiaries
Avago Semiconductor Technology (Shanghai) Limited	China
Avago Technologies Canada Corporation	Canada
Avago Technologies Finance S.à.r.l.	Luxembourg
Avago Technologies General IP (Singapore) Pte. Ltd.	Singapore
Avago Technologies Storage Holding (Labuan) Corporation	Labuan
Avago Technologies (Hong Kong) Limited	Hong Kong
Avago Technologies (Malaysia) Sdn. Bhd.	Malaysia
Avago Technologies ECBU IP (Singapore) Pte. Ltd.	Singapore
Avago Technologies Enterprise Holding (Labuan) Corporation	Labuan
Avago Technologies Enterprise IP (Singapore) Pte. Ltd.	Singapore
Avago Technologies Fiber Holding (Labuan) Corporation	Labuan
Avago Technologies Fiber IP (Singapore) Pte. Ltd.	Singapore
Avago Technologies Finland Oy	Finland
Avago Technologies France SAS	France
Avago Technologies General Hungary Vagyonkezelő Kft	Hungary
Avago Technologies GmbH	Germany
Avago Technologies Holdings B.V.	Netherlands
Avago Technologies Imaging Holding (Labuan) Corporation	Labuan
Avago Technologies International Sales Pte. Limited	Singapore
Avago Technologies Italy S.r.l.	Italy
Avago Technologies Japan, Ltd.	Japan
Avago Technologies Korea Co. Ltd.	Korea
Avago Technologies Manufacturing (Singapore) Pte. Ltd.	Singapore
Avago Technologies Mexico, S. de R.L. de C.V.	Mexico
Avago Technologies Sensor (U.S.A.) Inc.	Delaware
Avago Technologies Sensor IP Pte. Ltd.	Singapore
Avago Technologies Spain SA	Spain
Avago Technologies Storage Holdings B.V.	Netherlands
Avago Technologies Storage Hungary Vagyonkezelő Kft	Hungary
Avago Technologies Sweden AB	Sweden
Avago Technologies U.K. Limited	England
Avago Technologies U.S. Inc.	Delaware
Avago Technologies U.S. R&D Inc.	Delaware
Avago Technologies Wireless (U.S.A.) Inc.	Delaware

Avago Technologies Wireless (U.S.A.) Manufacturing Inc.	Delaware
Avago Technologies Wireless Holding (Labuan) Corporation	Labuan
Avago Technologies Wireless Holdings B.V.	Netherlands
Avago Technologies Wireless Hungary Vagyonkezelő Kft	Hungary
Avago Technologies Wireless IP (Singapore) Pte. Ltd.	Singapore